EXHIBIT 99

FOR IMMEDIATE RELEASE

Contacts:  Louis Adams, Media Relations                                    Hil Davis, Investor Relations

                (972) 770-4967                                                                           (972) 770-7228

                        BRINKER INTERNATIONAL REPORTS FIRST QUARTER EARNINGS

DALLAS (Oct. 21, 2003) - Casual dining leader Brinker International, Inc. (NYSE - EAT), reported earnings per share of $0.45 for the company's first quarter ended Sept. 24, 2003.  Net income for the first quarter of fiscal 2004 was $44.6 million or $0.45 diluted earnings per share as compared to $45.0 million or $0.45 per share reported in the same quarter of fiscal 2003.  First quarter fiscal 2003 net income would have been $42.8 million or $0.43 diluted earning per share exclusive of a $2.2 million insurance gain.

Brinker reported first quarter revenues for the 13-week period of $870.9 million, an increase of 12.5 percent compared with the $773.9 million reported for the same period in fiscal 2003.  These revenue gains were primarily driven by a combination of 10.6 percent capacity gains as measured by average-weighted sales weeks and a 1.9 percent increase in comparable store sales for all Brinker concepts.  By brand, quarterly comparable store sales increased 1.9 percent at Chili's, 0.9 percent at Macaroni Grill, 2.4 percent at Maggiano's and 3.2 percent at On The Border.

For the four-week period ending September 24, 2003, comparable store sales increased 1.5 percent. September comparable store sales for the four reported brands were as follows:

                                                     Sept FY '04          Sept FY '03
               Chili's                                   2.0%                      2.2%
               Macaroni Grill                      -1.2%                    3.0%
               Maggiano's                          1.3%                      9.5%
               On The Border                    4.1%                      -1.1%

Comparable store sales included an overall price increase of 1.1 percent for Brinker International.
By brand, price increases were 1.1 percent at Chili's, 1.3 percent at Macaroni Grill, 0.8 percent at
On The Border and there was a price decrease of 0.2 percent at Maggiano's.  Product mix-shift declined by 0.2 percent for Brinker International.  By brand, product mix-shift was flat for Chili's and
Macaroni Grill and declined 0.9 percent at Maggiano's and 1.3 percent at On The Border.
Brinker's initial estimate for second quarter fiscal 2004 earnings per share is $0.44 to $0.45.  Second quarter estimates are based on expectations of capacity growth of approximately 9 to 10 percent as measured by average-weighted sales weeks and comparable store sales growth in the 2 to 4 percent range.  This comparable store sales range includes a 1 percent benefit due to a favorable holiday shift with
Christmas Day moving from the December period this fiscal year to the January period.

The company continues to be active in its share repurchase program, acquiring approximately 1,615,000 shares during the first quarter.  At the end of the quarter, approximately $66 million was available under the company's share repurchase program.

Investors and interested parties are invited to listen to today's conference call as management will provide further details of the quarter and an outlook for future periods.  The call will be broadcast live on the Brinker Web site (www.brinker.com) at 10 a.m. CDT today (Oct. 21).  For those who are unable to listen to the live broadcast, a replay of the call will be available shortly thereafter and will remain on the Brinker Web site until the end of the day Oct. 24, 2003.

            At the end of the first quarter of fiscal 2004, Brinker International either owned, operated, franchised, or was involved in the ownership of 1,434 restaurants under the names Chili's Grill & Bar (921 units), Romano's Macaroni Grill (207 units), Maggiano's Little Italy (28 units), On The Border Mexican Grill & Cantina (132 units), Cozymel's Coastal Grill (16 units), Corner Bakery Cafe (89 units), Big Bowl Asian Kitchen (19 units), and Rockfish Seafood Grill (22 units).

The statements contained in this release that are not historical facts are forward-looking statements. These forward-looking statements involve risks and uncertainties and, consequently, could be affected by general business and economic conditions, the impact of competition, the seasonality of the company's business, adverse weather conditions, future commodity prices, fuel and utility costs and availability, governmental regulations and inflation.

# # #

BRINKER INTERNATIONAL, INC.

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)
(Unaudited)

Thirteen Week Periods Ended
	September 24, 2003	September 25, 2002

Revenues	$ 870,898	$ 773,892

Operating Costs and Expenses:
Cost of sales	239,902	210,426
Restaurant expenses	486,358	423,606
Depreciation and amortization	42,409	37,157
General and administrative	33,296	32,545
Total operating costs and expenses	801,965	703,734

Operating income	68,933	70,158

Interest expense	3,318	3,971
Other, net	(257)	(1,590)

Income before provision for income taxes	65,872	67,777
Provision for income taxes	21,277	22,773

Net income	$ 44,595	$ 45,004

Basic net income per share	$ 0.46	$ 0.46

Diluted net income per share	$ 0.45	$ 0.45

Basic weighted average
shares outstanding	97,404	97,177

Diluted weighted average
shares outstanding	99,367	99,235

BRINKER INTERNATIONAL, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

	September 24, 2003	June 25, 2003
ASSETS
Total current assets	$ 148,233	$ 166,467
Net property and equipment	1,523,505	1,499,572
Total other assets	271,812	277,251
Total assets	$ 1,943,550	$ 1,943,290

LIABILITIES AND SHAREHOLDERS' EQUITY
Total current liabilities	$ 308,885	$ 310,211
Long-term debt, less current installments	354,745	353,785
Other liabilities	140,588	139,044
Total shareholders' equity	1,139,332	1,140,250
Total liabilities and shareholders' equity	$ 1,943,550	$ 1,943,290

   FOR ADDITIONAL INFORMATION, CONTACT:

HIL DAVIS
INVESTOR RELATIONS
(972) 770-7228
6820 LBJ FREEWAY
DALLAS, TEXAS 75240

BRINKER INTERNATIONAL, INC.
UNITS SUMMARY

	Total Units	First Quarter Fiscal 2004	Total Units	Projected Openings
	June 25, 2003	Net Activity	Sep. 24, 2003	Fiscal 2004

Company-Owned Units:
Chili's	693	18	711	70-75
Macaroni Grill	194	4	198	21-23
On The Border	114	-	114	4-5
Maggiano's	25	3	28	3-4
Cozymel's	16	-	16	-
Corner Bakery	85	1	86	5-8
Big Bowl	18	1	19	2-3
	1,145	27	1,172	105-118

JV/Franchise Units:
Chili's	207	3	210	20-24
Macaroni Grill	8	1	9	2-4
On The Border	19	(1)	18	0-1
Corner Bakery	3	-	3	-
Rockfish	20	2	22	4-6
	257	5	262	26-35

Total Units:
Chili's	900	21	921	90-99
Macaroni Grill	202	5	207	23-27
On The Border	133	(1)	132	4-6
Maggiano's	25	3	28	3-4
Cozymel's	16	-	16	-
Corner Bakery	88	1	89	5-8
Big Bowl	18	1	19	2-3
Rockfish	20	2	22	4-6
	1,402	32	1,434	131-153